LANCER CORPORATION
                                6655 Lancer Blvd.
                            San Antonio, Texas 78219







April 28, 1998


Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of Lancer Corporation (the "Company") to be held at the Company's Corporate Headquarters at 6655 Lancer Blvd., San Antonio, Texas on Thursday, May 28, 1998 at 9:30 a.m., local time.

The attached Notice of Annual Meeting and Proxy Statement fully describes the formal business to be transacted at the Meeting, which includes: electing six directors of the Company, approving the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the ensuing year, and transacting such other matters as may properly come before the Meeting or any adjournments thereof.

Directors and officers of the Company, as well as a representative of the Company's independent auditors, will be present at the annual meeting to respond to any questions that you may have.

The Company's Board of Directors believes that a favorable vote on each of the matters to be considered at the Meeting is in the best interest of the Company and its shareholders and unanimously recommends a vote "FOR" each such matter. Accordingly, we urge you to review the accompanying material carefully, and to sign, date and return the enclosed Proxy promptly. If you attend the Meeting, you may vote in person even if you have previously mailed a Proxy.

Sincerely,



/s/ George F. Schroeder
George F. Schroeder
President and Chief Executive Officer

                               LANCER CORPORATION
                                6655 Lancer Blvd.
                            San Antonio, Texas 78219

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held on May 28, 1998

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Lancer Corporation (the "Company" or "Lancer") will be held at the Company's Corporate Headquarters at 6655 Lancer Blvd., San Antonio, Texas on Thursday, May 28, 1998 at 9:30 a.m., local time. A form of Proxy and a Proxy Statement for the Meeting are enclosed.

The Meeting is for the purpose of considering and acting upon:

   1. The election of a Board of Directors consisting of six directors for the ensuing year;

   2. The approval of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the ensuing year; and

   3. Such other matters as may properly come before the Meeting or any adjournments thereof.

The close of business on April 13, 1998 has been fixed by the Board of Directors as the record date for determining shareholders entitled to notice of and to vote at the Meeting or any adjournments thereof. For a period of at least 10 days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting shall be open to the examination of any shareholder during ordinary business hours at the Company's Corporate Headquarters, 6655 Lancer Blvd., San Antonio, Texas 78219.

Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

SHAREHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY MAILED A PROXY.

By Order of the Board of Directors



/s/ George F. Schroeder
George F. Schroeder
President and Chief Executive Officer

San Antonio, Texas
April 28, 1998

                               LANCER CORPORATION
                                6655 Lancer Blvd.
                            San Antonio, Texas 78219


                                 PROXY STATEMENT
                                       For
                         ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 28, 1998


THE PROXY

This Proxy Statement is being furnished to shareholders of Lancer Corporation (the "Company" or "Lancer") in connection with the solicitation of Proxies (the "Proxies") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at the Company's Corporate Headquarters at 6655 Lancer Blvd., San Antonio, Texas on Thursday, May 28, 1998, at 9:30 a.m., local time, or at such other time and place to which the Meeting may be adjourned. The enclosed Proxy is solicited by the Board of Directors of the Company. Where a shareholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly.

The Proxy may be revoked at any time by providing written notice of such revocation to The Bank of New York, Securities Transfer Services, 1301 Fannin, Suite 2215, Houston, Texas 77002, Attention: Proxy Department. This notice must be received prior to 5:00 p.m., local time on May 14, 1998. If notice of revocation is not actually received by the Proxy Department by such date, a shareholder may nevertheless revoke a Proxy by attending the Meeting and voting in person.

The address of the principal executive offices of the Company is 6655 Lancer Blvd., San Antonio, Texas 78219. This Proxy Statement and enclosed Proxy are first being mailed to shareholders on or about April 23, 1998.

RECORD DATE AND VOTING SECURITIES

The record date for determining the shareholders entitled to vote at the Meeting is the close of business on April 13, 1998 (the "Record Date"), at which time the Company had issued and outstanding 9,098,470 shares of Common Stock, par value $.01 per share (the "Common Stock"), which class of stock constitutes the only outstanding securities of the Company entitled to vote at the Meeting.

QUORUM AND VOTING

The presence at the Meeting, in person or by Proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Each share of Common Stock is entitled to one vote with respect to each matter to be voted on at the Meeting. The approval of all proposals requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or by Proxy at the Meeting. Neither the Company's Articles of Incorporation nor Bylaws provide for cumulative voting.

Abstentions and broker non-votes will be included in determining the presence of a quorum at the meeting. Because matters to be voted upon at the meeting must be approved by a vote of the holders of a majority of the shares of the Company present at the meeting in person or by proxy, any abstention (including broker non-votes) on any matter will have the effect of and be counted as a "no" vote.

ACTIONS TO BE TAKEN AT THE MEETING

All shares represented by valid Proxies, unless the shareholder otherwise specifies, will be voted FOR (i) the election of the six persons named under "Election of Directors" of the Company; (ii) the proposal to approve KPMG Peat Marwick LLP as independent auditors for the Company for the ensuing year; and
(iii) at the discretion of the proxy holders, any other matter that may properly come before the Meeting or any adjournment thereof. The Board of Directors of the Company unanimously recommends a vote "FOR" each proposal described in this Proxy.

PROPOSAL I - ELECTION OF DIRECTORS

There are six directors to be elected. It is intended that the names of the persons indicated in the following table will be placed in nomination and that the persons named in the Proxy will vote for their election unless otherwise instructed. Each of the nominees has indicated his or her willingness to serve as a member of the Board of Directors, if elected. In case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the Proxy for a substitute. To be elected, a nominee must receive the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by Proxy, at the Meeting. Each nominee elected will serve as director for the ensuing year and until his or her successor shall have been duly qualified and elected.

The nominees are as follows:

Name                                                   Age                     Position
---------------------------------                 ---------------              -------------------------------------
Alfred A. Schroeder (1)                                 61                     Chairman of the Board

George F. Schroeder (1)                                 58                     President, Chief Executive Officer
                                                                               and Director
Walter J. Biegler (2)                                   56                     Director

Jean M. Braley (3)                                      68                     Director

Charles K. Clymer (2)                                   62                     Director

Michael E. Smith (2)                                    57                     Director


(1) Alfred A. Schroeder and George F. Schroeder are brothers. No other nominee is related by blood, marriage or adoption to another nominee or to any executive officer of the Company or its subsidiaries.

(2)  Member of the Compensation, Audit, and Stock Option Committees.

(3) Member of the Audit Committee.


Mr. Alfred A. Schroeder is a co-founder of the Company and has served as Chairman of the Board of Directors of the Company since its inception in 1967. His primary responsibilities include conceptual engineering design, new product development and corporate planning. He is the brother of George F. Schroeder, and is also a partner in Lancer Properties. See "Compensation and Certain Transactions."

Mr. George F. Schroeder is a co-founder of the Company and has served as its President, Chief Executive Officer and director since 1967. His primary responsibilities include strategic planning, marketing, overall production management and corporate administration. He is the brother of Alfred A.
Schroeder, and is also a partner in Lancer Properties. See "Compensation and Certain Transactions."

Mr. Walter J. Biegler has served as a director of the Company since 1985. He has held the position of Chief Financial Officer of Periodical Management Group, Inc., a San Antonio, Texas concern which distributes periodicals, books and specialty items in the United States, Mexico and the Virgin Islands, since November 1991. Prior to November 1991, he served as the Chief Financial Officer and Senior Vice President-Finance of La Quinta Motor Inns, Inc. of San Antonio, Texas, a national hotel chain.

Ms. Jean M. Braley has served as a director of the Company since 1976. She served as Secretary of the Company from 1982 to 1985. Ms. Braley has been a private investor since 1985. She is also a partner in Lancer Properties. See "Compensation and Certain Transactions."

Mr. Charles K. Clymer has served as a director of the Company since December 1996. Mr. Clymer retired from The Coca-Cola Company in 1993 after 31 years of service. Managerial positions held with Coca-Cola International included Manager of Chile, Director and Senior Vice President of Coca-Cola (Japan) Company Limited, and Vice President of On Premise Market Development and Customer Service for the Latin America Group.

Mr. Michael E. Smith has served as a director of the Company since 1985. Mr. Smith is presently a principal shareholder and Vice President of Bailey-Gosling Associates, Inc., an insurance brokerage firm. He has been employed by the same firm since 1968. Mr. Smith has been the Company's insurance broker since 1981. See "Compensation and Certain Transactions."

Board of Directors and Committees

The business of the Company is managed under the direction of the Board of Directors. The Board meets on a periodic basis to review significant developments affecting the Company and to act on matters requiring Board approval. The Board of Directors met four times and acted by unanimous written consent four times during the 1997 fiscal year. During such period, each member of the Board participated in at least 75% of all Board and applicable Committee meetings.

The Board of Directors has established audit, compensation and stock option committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. Mr. Walter J. Biegler, Ms. Jean M. Braley, Mr. Charles K. Clymer and Mr. Michael E. Smith are the members of the audit committee. Mr. Biegler, Mr. Clymer and Mr. Smith are the members of the compensation and stock option committees. The Audit Committee is responsible for the review of the audited financial results and coordination of the annual audit. The Compensation Committee is responsible for officer compensation. The Stock Option Committee is responsible for administering the Company's stock option plans. The Compensation Committee met once, and the Stock Option Committee acted by unanimous consent seven times during the 1997 fiscal year. The Audit committee met once during the 1997 fiscal year.

PROPOSAL II - APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed the firm of KPMG Peat Marwick LLP as independent auditors to make an examination of the accounts of the Company for the fiscal year 1998, and has directed that the appointment be submitted to the shareholders for their approval at the Meeting. KPMG Peat Marwick LLP has audited the Company's financial statements for a period exceeding 18 years. It is expected that a representative of the firm will be present at the Meeting with an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions by shareholders. If the shareholders do not approve this appointment, the Board of Directors will consider the selection of other auditors.

During the fiscal year ended December 31, 1997, KPMG Peat Marwick LLP provided audit services to the Company consisting of the audit of the consolidated financial statements of the Company, services related to filings with the Securities and Exchange Commission, and tax preparation and consultation services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 23, 1998, regarding the beneficial ownership of common stock of Lancer by each person known by Lancer to own 5% or more of the outstanding shares of each class of Lancer's Common Stock, each director of Lancer, each executive officer of the Company named in the Summary Compensation Table set forth in this proxy, and the directors and executive officers of Lancer as a group. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, unless otherwise noted. The number of shares beneficially owned reflects a three-for-two stock dividend effective July 8, 1997.


                                                  Number of Shares
Name of Beneficial Owner and Number                of Common Stock           Percent of
of Persons in Group                                Beneficially Owned           Class
Alfred A. Schroeder (1)(2)                                1,228,957                  12.9
George F. Schroeder (1)(3)                                1,431,546                  15.0
John P. Herbots (4)                                          28,797                     *
Walter J. Biegler                                             6,750                     *
Jean M. Braley (1)(5)                                       485,877                   5.1
Charles K. Clymer                                             6,521                     *
Michael E. Smith                                              7,650                     *
Samuel Durham (6)                                            53,237                     *
Michael U. Raymondi (7)                                      17,896                     *
Robert W. Abbott (8)                                         24,975                     *
Greenbriar Partners, Ltd. (9)                               549,225                   5.8
All directors and executive officers
as a group (fifteen persons) (10)                         3,338,952                  35.0

*Less than 1%

(1) The mailing address for Mr. Alfred A. Schroeder, Mr. George F. Schroeder and
Mrs. Jean M. Braley is 6655 Lancer Blvd., San Antonio, Texas 78219.

(2)  Includes  187,987  shares   purchasable   pursuant  to  options  which  are
exercisable  within the next 60 days, but excludes 206,969 shares held of record by Mr. Alfred A. Schroeder's two adult children.

(3) Includes  447,525  shares held by trusts for the  children of Mr.  George F.
Schroeder, of which Mr. George F. Schroeder is the trustee, and includes 187,987 shares purchasable pursuant to options which are exercisable within the next 60 days. Excludes 15,187 shares held by Mr. George F. Schroeder's three adult children.

(4) Includes 17,766 shares purchasable pursuant to options which are exercisable within the next 60 days. Mr. Herbots resigned as an officer and director of the Company effective April 17, 1998.

(5) Includes 265,318 shares held by the Estate of William V. Braley for which Mrs. Braley serves as sole independent executrix.

(6) Includes 49,897 shares purchasable pursuant to options which are exercisable within the next 60 days.

(7) Shares purchasable pursuant to options which are exercisable within the next
60 days.

(8) Includes 21,375 shares purchasable pursuant to options which are exercisable within the next 60 days.

(9) Greenbriar Partners, Ltd. is an investment firm whose mailing address is 1901 N. Akard, Dallas, Texas 75201. Includes 13,500 shares held by Rowe Family
Partnership, Ltd.

(10)  Includes  514,483  shares  purchasable   pursuant  to  options  which  are
exercisable within the next 60 days.

EXECUTIVE OFFICERS

The following table sets forth certain information concerning the executive officers of the Company:

Name                                               Age                       Position with the Company
--------------------------                       ------                      ---------------------------------------
Alfred A. Schroeder                               61                         Chairman of the Board
George F. Schroeder                               58                         President and CEO
Charles W. Thomas                                 44                         Vice President of Marketing
Robert W. Abbott                                  59                         Vice President - Asia
Richard  M. Abraham                               47                         Vice President - Pacific
Jose A. Canales, Jr.                              52                         Vice President - Latin America
Robert E. Gehl                                    36                         Vice President - Europe
James R. Sprinkle                                 50                         Vice President - North America
Samuel Durham                                     49                         Vice President of Engineering
Michael U. Raymondi                               50                         Vice President of Operations

Mr. Alfred A. Schroeder is a co-founder of the Company and has served as Chairman of the Board of Directors of the Company since its inception in 1967. His primary responsibilities include conceptual engineering design, new product development and corporate planning. He is the brother of George F. Schroeder, and is also a partner in Lancer Properties. See "Compensation and Certain Transactions."

Mr. George F. Schroeder is a co-founder of the Company and has served as President, Chief Executive Officer and director since 1967. His primary responsibilities include strategic planning, marketing, overall production management and corporate administration. He is the brother of Alfred A.
Schroeder, and is also a partner in Lancer Properties. See "Compensation and Certain Transactions."

Mr. Charles W. Thomas joined the Company as Vice President of Marketing in February 1996. Prior to joining Lancer, Mr. Thomas was employed for 15 years by what is now The Minute Maid Company, a division of The Coca-Cola Company. While at The Minute Maid Company, Mr. Thomas held positions including Director of Marketing, Director of Field Sales and Director of Technical Development.

Mr. Robert W. Abbott has been employed by the Company since 1974. Mr. Abbott became Vice President - Asia in 1997. From 1976 until January 1997, he has held various senior sales positions, including Vice President - International Sales. Prior to his employment with Lancer, Mr. Abbott was employed by The Coca-Cola Company.

Mr. Richard M. Abraham has been employed by the Company as Vice President - Pacific since April, 1997. He was previously a principal owner of Applied Beverage Systems (1990), Ltd. ("ABS") in Auckland, New Zealand, since 1986. The Company acquired substantially all of the assets of ABS in April, 1997.

Mr. Jose A. Canales, Jr., joined the Company as Vice President - Latin America in August 1995. Prior to joining Lancer, Mr. Canales was the International Sales Manager for Pioneer Flour Mills in San Antonio, Texas. From 1982 to 1993 he held various management positions within the Latin American steel industry with Trade Arbed of Luxembourg, Fundidora in Mexico and Huntco Steel in the United States. From 1972 to 1982, he represented W.W. Grainger in Mexico and Latin America.

Mr. Robert E. Gehl joined the Company in February 1997 as Vice President - Europe. Before coming to Lancer, Mr. Gehl was Managing Director of Europe for Multiplex GmbH for five years, and was Director of Sales and Marketing of Jetspray London, Ltd. for two years.

Mr. James R. Sprinkle joined the Company in April 1984 as Director of National Accounts. Mr. Sprinkle assumed the responsibilities of Vice President - Domestic Sales in May 1993. Prior to his employment with Lancer, Mr. Sprinkle was employed by The Coca-Cola Company.

Mr. Samuel Durham joined the Company in June 1979 and has held the position of Vice President of Engineering since May 1993. He is primarily responsible for coordinating new product design through its introduction into the market and works directly with the engineering department of the Company's largest customer. Before joining the Company, Mr. Durham was employed by Polyvend, a manufacturer of vending equipment.

Mr. Michael U. Raymondi joined the Company as Vice President of Operations in August 1994. Prior to joining Lancer, Mr. Raymondi was employed by Minnesota Rubber, a rubber and plastics products company, as General Manager for three years. Prior to that, Mr. Raymondi was employed by National O-Ring as Plant Manager for five years.


COMPENSATION AND CERTAIN TRANSACTIONS

Report of the Compensation Committee and the Stock Option Committee on Executive Compensation

The Compensation Committee of the Board of Directors consists of three non-employee directors of the Company. It is authorized to review and consider the Company's compensation standards and practices. The Compensation Committee considers suggestions from management and makes recommendations to the Board of Directors concerning the cash compensation to be paid to executive officers of the Company and its subsidiaries. The Stock Option Committee of the Board of Directors was formed in 1985 at the time of the adoption of the Company's first Incentive Stock Option plan. It consists of three non-employee directors. The Committee administers such plans and awards long-term compensation in the form of stock options to executive officers and other eligible employees under such plans.

The Company's executive compensation program is designed to attract and retain talented managers and to motivate such managers to increase profitability and shareholder value over time. Executive officers' compensation consists of base salary and benefits and may include incentives in the form of annual cash bonuses and stock options.

In determining base salaries, the Compensation Committee considers recommendations from the President and CEO of the Company. Base salaries in 1997 for the Named Officers generally reflect the Company's performance in 1996. The Compensation Committee has taken special notice that management is currently leading the Company through a transition phase in which new markets are being explored and developed, expansion programs at the Company's facilities have added to the financial burden of the Company, and the installation of a new fully integrated MRP II computer system has temporarily consumed managerial resources. If such efforts result in earnings growth for the Company in future years, the Compensation Committee intends to reward management with appropriate increases in salaries.

Annual cash bonuses are typically tied to a performance target. Bonuses may also be awarded at the Compensation Committee's discretion for special individual contributions to the success of the Company. Since the Company did not achieve desired results for the year, executive officers were generally not awarded cash bonuses. The Chairman did receive a $38,214 bonus in 1997 that was not directly related to an overall performance target.

Based upon available data, the Compensation Committee believes the base salaries and cash bonuses of its executive officers were set below the levels of comparable companies as measured by market capitalization.

All employees, including executive officers and non-employee directors are eligible to receive grants of stock options from the Company. Options granted generally have an exercise price equal to the market value of the Common Stock on the date of grant, generally become exercisable in equal annual installments over four years after the date of grant, and are contingent upon the optionee's continued employment with the Company. The number of options granted to an individual varies according to his or her individual contribution to the success of the Company. The Stock Option Committee intends to make future grants as necessary to focus managers on increasing profitability and shareholder value.

Recent amendments to the federal income tax laws impose limitations on the deductibility of compensation in excess of $1 million paid to executive officers in certain circumstances. Certain performance-based compensation, however, is specifically exempt from such limitations. Since the vesting of options under the 1992 Plan is not subject to the attainment of performance objectives, it is possible that awards to Named Officers under this plan, when taken in conjunction with their annual compensation, could become subject to the limitations of Section 162(m) of the Internal Revenue Code. Awards made under the 1992 Plan to two of the Named Officers will expire if not exercised by January 12, 2002. Therefore, it is likely that these options will be exercised by January 12, 2002. When added to other compensation likely to be paid to such officers in 2002, compensation related to these awards is likely to be partially non-deductible to the Company under Section 162(m). The committee believes the compensation of its executive officers cannot always be based upon fixed formulas, and that the prudent use of discretion in determining compensation is in the best interest of the Company and its shareholders. In some cases, the
Committee, in the exercise of such discretion, may approve executive compensation that is not fully deductible. However, the Company does not expect the limitations on deductibility to have a material impact on its financial condition.


Compensation and Stock Option Committees

Walter J. Biegler, Chairman
Charles K. Clymer
Michael E. Smith


Compensation of Directors

Directors who are also employees of the Company receive no compensation for serving as a director. Directors who are not employees of the Company receive a fee of $2,000 per quarter.


Compensation Committee Interlocks and Insider Participation

Mr. Michael E. Smith is a member of the Company's Compensation and Stock Option Committees. Mr. Smith is a principal shareholder and Vice President of the insurance brokerage firm of Bailey-Gosling Associates, Inc. The CFompany paid approximately $279,000, $305,000, and $313,000 in premiums in 1997, 1996 and
1995, respectively, for various insurance policies placed by or through Bailey-Gosling Associates, Inc.

Summary Compensation Table

The following table sets forth the compensation paid or to be paid by the Company to the Chairman of the Board, the Chief Executive Officer, and the Named Executive Officers for services rendered in all capacities for the years ended December 31, 1997, 1996 and 1995.

                                                                                   Long Term
                                                                                  Compensation
                                                 Annual Compensation                 Awards
                                                 --------------------                ------

                                                                         Other       Securities
                                                                        Annual       Underlying      All Other
                                Year        Salary         Bonus     Compensation(1)  Options (2)  Compensation (3)
Name/Title                                    ($)           ($)           ($)            (#)            ($)
----------------------------- -------- --- ---------- -- ---------- ---------------- ------------ -----------------

Alfred A. Schroeder            1997         199,992        38,214          4,945             -         52,432
Chairman of the                1996         199,992        47,693          4,441             -         60,385
Board                          1995         199,992        21,462          4,500             -         60,311

George F. Schroeder            1997         199,992             -          4,945             -         28,080
President & CEO                1996         199,992        28,782          4,441             -         31,314
                               1995         199,992             -          4,500             -         32,436

John P. Herbots                1997         142,318             -          4,153             -              -
Vice President Finance         1996         110,345        38,700          2,792        25,470            377
&  CFO (4)                     1995          80,395        13,654              -        16,371          8,934

Samuel Durham                  1997         141,355             -          4,945             -            941
Vice President of              1996         118,922        29,800          3,484        33,750          1,013
Engineering                    1995         111,821         4,795          3,500             -          1,267

Michael U. Raymondi            1997         116,553             -          4,943             -              -
Vice President of              1996         105,490        26,400              -        22,500            377
Operations                     1995          95,014        15,630              -         3,954            249

Robert W. Abbott               1997         106,548             -          4,180             -            505
Vice President - Asia          1996         100,020        25,100          3,208        28,125          1,518
                               1995          99,278         8,332          3,000             -          2,260

(1) These amounts reflect Company contributions to its profit sharing plan for the benefit of the Named Officers for the years indicated.

(2)  Adjusted for three-for-two stock dividends in July 1997, July 1996 and July
     1995.

(3) These amounts include  insurance  premiums paid for the benefit of the Named
    Officers and certain other taxable fringe benefits.

(4) John P. Herbots joined the Company in February, 1995. Mr. Herbots resigned as an officer and director of the Company effective April 17, 1998.

Options Exercised During the 1997 Fiscal Year and Fiscal Year End Option Values

The following table discloses, for the Chairman of the Board, the Chief Executive Officer, and the Named Executive Officers, information concerning options exercised during the fiscal year ended December 31, 1997, and the number and value of the options held at the end of fiscal year 1997 based upon the closing price of $11.50 per share of Common Stock on December 31, 1997. Amounts are adjusted for the three-for-two stock dividends paid in July 1997, July 1996 and July 1995.

                                                                Number of Securities
                                                               Underlying Unexercised      Value of Unexercised In-the Money
                                Shares                           Options at FY-End                Options at FY-End
                              Acquired          Value               Exercisable/                     Exercisable/
Name/Title                   on Exercise       Realized             Unexercisable                    Unexercisable
------------------------- -- ----------- -- ------------- --------------------------------- -------------------------------

Alfred A. Schroeder               0               0                       187,987/                        $1,817,781/
Chairman of the                                                                  0                  $               0
Board

George F. Schroeder               0               0                       187,987/                        $1,817,781/
President & CEO                                                                  0                  $               0

John P. Herbots                   0               0                        10,782/                          $ 45,824/
Vice President Finance                                                      21,238                           $103,547
and CFO

Samuel Durham                     0               0                        43,147/                          $352,353/
Vice President of                                                           20,250                         $   86,630
Engineering

Michael U. Raymondi             6,075          $52,367                     13,396/                           $64,116/
Vice President of                                                           17,107                            $79,248
Operations

Robert W. Abbott                2,250          $20,147                     15,750/                           $70,462/
Vice President - Asia                                                       18,900                            $82,241



Company Performance

The following graph shows a comparison of cumulative total returns for the Company, the Standard & Poors SmallCap 600 Index, and the Standard & Poors Specialized Manufacturing ("SPSM") Index for the five-year period ended December 31, 1997.

The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each year for the Company, the Standard & Poors SmallCap 600 Index, and the SPSM Index is based on the stock price or composite index on December 31 of each year presented. The comparison assumes that $100 was invested in the Company's Common Stock and in each of the other two indices.

                                       1992          1993          1994          1995          1996          1997
                                    ------------  ------------  ------------  ------------  ------------  ------------
Lancer Corporation                   $ 100.00      $ 191.53      $ 249.15      $ 284.76      $ 621.65      $ 526.32
Standard & Poors SmallCap 600        $ 100.00      $ 113.41      $ 111.74      $ 162.91      $ 167.70      $ 216.14
S & P Specialized Manufacturing      $ 100.00      $ 118.79      $ 113.12      $ 147.01      $ 178.35      $ 223.98


Profit Sharing Plan

In 1991 the Company amended the non-contributory profit sharing plan it originally adopted in 1985 to comply with changes in the law. The amount of annual contributions made by the Company is at the discretion of the Board of Directors but may not exceed an amount equal to fifteen percent of the compensation paid or accrued during the year to all participating employees. Substantially all United States employees are eligible to participate. The Company's consolidated statements of income for the years ended December 31, 1997, 1996, and 1995 include provisions of $576,000, $520,000, and $359,000, respectively, attributable to the plan.

Certain Transactions

Michael E. Smith, a principal shareholder and Vice President of the insurance brokerage firm Bailey-Gosling Associates, Inc., has been the Company's insurance broker since 1981. The Company paid approximately $279,000, $305,000 and $313,000 in premiums for various insurance policies placed by or through Bailey-Gosling Associates, Inc. in 1997, 1996 and 1995, respectively, for which Mr. Smith's services were used in connection therewith.

Lancer Properties is a Texas general partnership that owns the land and building at 235 West Turbo in San Antonio, Texas where a portion of the Company's production operations are located. Lancer Properties leased the premises to the Company for a term of 21 years beginning June 1, 1977 at a rental of $6,600 per month. The Company also leases adjoining operating facilities at 257R West Turbo, from Lancer Properties on a month-to-month basis for $800 per month. The Company pays all maintenance expenses, property taxes, assessments and insurance premiums on these facilities. In conjunction with a debt refinancing in 1992, the Company advanced $220,000 to this partnership. Repayment of this advance was made through a reduction of lease payments otherwise due between the Company and the partnership and includes an interest charge at a rate of 9.25% per annum. The advance was retired during 1997. Improvements to these properties paid by the Company are recorded as an offset against the lease payments. Alfred A. Schroeder, George F. Schroeder and Jean M. Braley, all of whom were directors of the Company during 1997, own 13.33%, 13.33% and 15%, respectively, of Lancer Properties. The Estate of William V. Braley, for which Mrs. Braley serves as sole independent executrix, also holds a 15% interest in the partnership.

As of December 31, 1997, Alfred A. Schroeder and George F. Schroeder were indebted to the Company for approximately $351,000 for cash advances received from the company prior to and during 1997. The obligation to repay this indebtedness is evidenced by promissory notes due on or before December 31, 1999, and payable to the company in four equal annual installments, beginning on or before January 10, 1997, together with interest at the AFR rate, as published by the Internal Revenue Service.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Based solely on reports and other information submitted by executive officers and directors, the Company believes that during the year ended December 31, 1997 each of its executive officers, directors and persons who own more than ten percent of the Company's Common Stock filed all reports required by Section 16(a), except for one late filing by Mrs. Jean M. Braley pursuant to stock transactions involving a total of 900 shares, one late filing by Mr. George F. Schroeder pursuant to stock transactions involving a total of 5,000 shares, and two late filings for Mr. Michael U. Raymondi pursuant to stock transactions involving a total of 2,000 shares.


SHAREHOLDER PROPOSALS

Shareholders may submit proposals on matters appropriate for shareholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the 1999 Annual Meeting of Shareholders, such proposals must be received by the Company no later than December 24, 1998. Such proposals should be directed to Lancer Corporation, 6655 Lancer Blvd., San Antonio, Texas 78219,
Attn: Chief Financial Officer.

OTHER BUSINESS

The Board of Directors knows of no matter other than those described herein that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment in the interest of the Company.


MISCELLANEOUS

The expenses of preparing, printing and mailing this notice of meeting and proxy material and all other expenses of soliciting proxies will be borne by the Company. Georgeson & Company Inc., New York, New York, will distribute proxy soliciting material to brokers, banks, and institutional holders and will request such parties to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons. The Company will pay Georgeson & Company Inc. an estimated fee of $2,000 for its services and will reimburse Georgeson & Company Inc. for payments made to brokers and other nominees for their expenses in forwarding soliciting material.

The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1997 accompanies this Proxy statement. The Annual Report is not deemed to be part of this Proxy Statement.

By order of the Board of Directors



/s/ George F. Schroeder
George F. Schroeder
President and Chief Executive Officer

San Antonio, Texas
April 28, 1998

                               LANCER CORPORATION

               1998 ANNUAL MEETING OF SHAREHOLDERS - MAY 28, 1998

           This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned shareholder of LANCER CORPORATION, a Texas corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 28, 1998 and hereby appoints George F. Schroeder and Alfred A. Schroeder or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Shareholders of Lancer Corporation to be held May 28, 1998 at 9:30 a.m., local time, at the Companys facility at 6655 Lancer Blvd., San Antonio, Texas, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof and in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

     This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of all listed directors, FOR the ratification of the appointment of KPMG Peat Marwick as independent auditors, and as said proxies deem advisable on such other matters as may come before the meeting.

          (Continued, and to be signed and dated, on the reverse side.)

                               LANCER CORPORATION
                                  PO BOX 11214
                             NEW YORK, NY 10203-0214

1.  ELECTION OF DIRECTORS  FOR all nominees   /  /
                           listed below

                           WITHHOLD AUTHORITY to vote    /  /
                           for all nominees listed below

                           EXCEPTIONS     /  /


Nominees:  Alfred A. Schroeder; George F. Schroeder; Walter J. Biegler;
           Jean M. Braley; Charles K. Clymer; Michael E. Smith

 (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the Exceptions box and strike a line through that nominees name.)

2. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1998

     FOR       /  /       AGAINST              /  /        ABSTAIN       /  /


                                            Address Change and/or
                                            Comments Mark Here           /  /
          (This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate, if shares are held by joint tenants both should sign.)

           Dated                                                         , 1998
           --------------------------------------------------------------------


           --------------------------------------------------------------------
                                     Signature

           --------------------------------------------------------------------
                                     Signature
           Votes MUST be indicated (x)
           in Black or Blue ink.                          /  /

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope